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                                                                    EXHIBIT 11.1



                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                                                                                      Year Ended
                                                                                     December 31,
                                                                              --------------------------
                                                                                1998              1997
                                                                              --------          --------
                                                                                 (Dollars in Thousands)
             Basic:

             Average shares outstanding                                        502,369           393,900

             Net income                                                        533,390           166,285

             Per share amount                                                     1.06              0.42


             Diluted:

             Average shares outstanding                                        502,369           393,900

             Net effect of dilutive stock options
                                                                                 9,031             2,831
                                                                              --------          --------

             Diluted shares                                                    511,400           396,731

             Net income                                                        533,390           166,285

             Per share amount
                                                                                  1.04              0.42